Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 22, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of NetApp, Inc. for the year ended April 29, 2016.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

December 2, 2016